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                     November 4, 2022

       Flint A. Lane
       Chief Executive Officer
       BTRS Holdings Inc.
       1009 Lenox Drive, Suite 101
       Lawrenceville, New Jersey 08648

                                                        Re: BTRS Holdings Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 21,
2022
                                                            File No. 001-38947

       Dear Flint A. Lane:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Evan Rosen